UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549

                                 FORM 8-K

                               CURRENT REPORT

                      PURSUANT TO SECTION 13 OR 15 (d)
                   OF THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported)  October 15, 2003
                                                  ________________



                       COMMERCIAL BANKSHARES, INC.
         ______________________________________________________

         (Exact name of Registrant as specified in its charter)



                FLORIDA                33-67254        65-0050176
  _____________________________________________________________________

    (State or other jurisdiction     (Commission     (IRS Employer)
  of incorporation or organization)   File Number)  Identification No.)




         1550 S.W. 57th Avenue, Miami, Florida            33144
       __________________________________________________________

       (Address of principal executive offices)        (Zip Code)



Registrant's Telephone Number, including area code  (305) 267-1200
                                                    ______________

















Item 12. Results of Operations and Financial Condition

On October 15, 2003 Commercial Bankshares, Inc., the parent holding company of Commercial Bank of Florida, announced its third quarter 2003 earnings pursuant to a press release, a copy of which is attached as Exhibit 99.1.

The information in this Current Report on Form 8-K, including the exhibit, is being furnished and shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act") or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act.







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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Commercial Bankshares, Inc.
___________________________

       (Registrant)



 /s/ Barbara E. Reed
________________________

Senior Vice President &
Chief Financial Officer


Date:  October 16, 2003
       ________________


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Exhibit 99.1  Press Release of Commercial Bankshares, Inc., dated October 15,
              2003.

                COMMERCIAL BANKSHARES, INC. REPORTS
                   RECORD THIRD QUARTER EARNINGS

Miami-based Commercial Bankshares, Inc.,(Nasdaq: CLBK), parent of Commercial Bank of Florida, today reported third quarter 2003 earnings of $2.61 million, an 11% increase over third quarter 2002 earnings of $2.36 million. Diluted earnings per share were $.53 for the third quarter of 2003, as compared to $.49 for the same period in 2002. The third quarter 2003 earnings represent a 1.34% annualized return on average assets and a 16.66% annualized return on average equity.

Results for the nine months ended September 30, 2003 showed earnings of $7.59 million, a 14% increase over earnings for the same nine month period in 2002 of $6.66 million. Diluted earnings per share were $1.56 for the nine months ended September 30, 2003, as compared to $1.40 for the same period one year ago. Nine month 2003 earnings represent a 1.37% annualized return on average assets and a 16.64% annualized return on average equity.

"We are pleased with the continued double-digit growth in deposits, loans and earnings," said Joseph W. Armaly, Chairman and Chief Executive Officer. "This level of growth and performance in today's challenging environment is an achievement which emphasizes the strength and depth of our Company."

Total deposits increased 15%, closing the quarter at $654 million, as compared to $570 million one year ago. Total assets increased by 13% to $778 million at September 30, 2003, from $688 million at September 30, 2002. Capital remains strong, with leverage capital, tier 1 risk-based capital and total risk-based capital ratios of 7.63%, 12.46% and 13.78%, respectively, at September 30, 2003.

Tax-equivalent net interest income increased 16% for the third quarter of 2003, to $7.4 million, from $6.4 million for the third quarter of 2002.
The increase is the result of growth in average earning assets, which have increased 20% to $715 million for the third quarter of 2003, as compared to $597 million for the third quarter of 2002. The tax-equivalent net interest yield was 4.10% for the quarter ended September 30, 2003, as compared to 4.26% for the same period in 2002. The decrease in the net interest yield for the third quarter, 2003 is due to the increase in interest-bearing deposits, which were partially invested in short term, low yielding investments during the quarter. For the nine months ended September 30, 2003, tax-equivalent net interest income increased 9% to $20.8 million from the same nine month period one year ago, and the tax-equivalent net interest yield decreased to 4.01% from 4.49%.

The pace of loan growth accelerated in the third quarter, with net loans closing the quarter at $393 million. This is an increase of 16% from the third quarter 2002 closing balance of $338 million. The allowance for loan losses closed the quarter at $4.8 million, or 1.20% of total loans. Asset quality remained solid, with no non-performing assets as of September 30, 2003.

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                    COMMERCIAL BANKSHARES, INC.
                      Selected Financial Data
        (Dollars in thousands except per share information)


Financial Highlights:
                                         For the             For the
                                         Quarter           Nine Months
                                          Ended               Ended
                                       September 30,       September 30,
                                     ________________    _________________

                                      2003      2002       2003      2002
                                      ____      ____       ____      ____

Net income                           $2,614    $2,363    $ 7,586   $ 6,659
Net interest income                  $7,150    $6,147    $20,098   $18,202
Net interest income FTE adjusted(1)  $7,392    $6,406    $20,834   $19,034
Earnings per common share:
  Basic                              $  .57    $  .52    $  1.65   $  1.47
  Diluted                            $  .53    $  .49    $  1.56   $  1.40
Return on average assets               1.34%     1.46%      1.37%     1.47%
Return on average equity              16.66%    16.93%     16.64%    16.83%
Net interest margin (1)                4.10%     4.26%      4.01%     4.49%
Provision for loan losses            $    0    $   20    $   135   $   170
Net charge-offs (recoveries)         $   (1)   $    2    $    90   $    62
Weighted average shares:
  Basic                               4,624     4,549      4,598     4,537
  Diluted                             4,898     4,775      4,873     4,747

(1) Calculated on a fully tax-equivalent basis.


                                      9/30/2003       9/30/2002
                                      _________       _________

Selected Balance Sheet Data:
Assets                                 $778,499        $687,757
Loans, net                             $393,031        $338,324
Deposits                               $653,899        $569,664
Stockholders' equity                   $ 64,156        $ 57,154
Book value per common share            $  13.82        $  12.56
Capital ratios:
   Leverage                                7.63%           7.51%
   Tier 1                                 12.46%          12.79%
   Tier 2                                 13.78%          14.27%
Shares outstanding                        4,641           4,550

Asset Quality:
Allowance for loan losses               $ 4,796        $  4,750
Non-performing assets                   $     0        $      0
Allowance/total loans                      1.20%           1.38%
Allowance/non-performing assets             n/a             n/a
Non-performing assets/assets                  0%              0%

Quarterly Averages:
   Earning assets                      $714,646        $596,802
   Loans                               $381,740        $351,728
   Deposits                            $648,463        $519,655
   Stockholders' equity                $ 62,264        $ 55,368


Commercial Bankshares, Inc. is the parent company of Commercial Bank of Florida, a $775 million, state-chartered, FDIC-insured commercial bank and a member of the Federal Reserve. The Bank operates 14 branches in Miami-Dade and Broward Counties, Florida. The Company's stock is traded on NASDAQ under the symbol CLBK.


Contact:  Barbara E. Reed, Senior Vice President and CFO
          Commercial Bankshares, Inc. (305) 267-1200


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